Exhibit 10.1

$870,000,000

CREDIT AGREEMENT

among

VALASSIS COMMUNICATIONS, INC.

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Syndication Agent,

THE ROYAL BANK OF SCOTLAND PLC,

JPMORGAN CHASE BANK, N.A. and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Documentation Agents,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent and Collateral Agent

Dated as of March 2, 2007

BEAR, STEARNS & CO. INC. and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers

and

BEAR, STEARNS & CO. INC. and

BANC OF AMERICA SECURITIES LLC,

as Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

1.1	Mortgaged Property
1.2	Pro Forma Cost Savings
3.8	Existing Letters of Credit
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.10	Tax Liens and Claims
5.12	Labor Matters
5.15(a)	Subsidiaries
5.15(b)	Immaterial Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
5.21(a)	Deposit and Disbursement Accounts
5.21(b)	Depository Banks and Deposit Accounts Subject to Control
7.1	Web Addresses
7.12	Dissolution Subsidiaries
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens
8.3(u)	Additional Existing Liens
8.8	Existing Investments
8.10	Existing Affiliate Transactions
8.17	Material Contracts

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee, Security and Collateral Agency Agreement
E	Form of Prepayment Option Notice
F	Form of Exemption Certificate
G-1	Form of Delayed Draw Term Note
G-2	Form of Tranche B Term Note
G-3	Form of Revolving Note
G-4	Form Swingline Note
H	Form of Closing Certificate
I	Pricing Grid

CREDIT AGREEMENT, dated as of March 2, 2007 among (a) VALASSIS COMMUNICATIONS, INC., a Delaware corporation (“Valassis” or “Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), (c) BEAR, STEARNS & CO. INC., as joint bookrunner and joint lead arranger (“Bear Stearns”), (d) BANC OF AMERICA SECURITIES LLC, as joint bookrunner and as joint lead arranger (in such capacity, together with Bear Stearns, collectively, the “Joint Lead Arrangers”), (e) BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), (f) THE ROYAL BANK OF SCOTLAND PLC, as co-documentation agent, JPMORGAN CHASE BANK, N.A., as co-documentation agent, GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agent (in such capacity, collectively, the “Documentation Agent”), and (g) BEAR STEARNS CORPORATE LENDING INC. (“BSCL”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders.

WHEREAS, the Borrower has requested that the Lenders extend revolving and term credit facilities to the Borrower of up to Eight Hundred Seventy Million Dollars ($870,000,000) in the aggregate to provide (a) working capital financing for the Borrower, (b) funds for other general corporate purposes of the Borrower and (c) funds for other purposes permitted hereunder, including, without limitation, the Acquisition (as defined below); and for these purposes, the Lenders are willing to make certain loans and other extensions of credit to the Borrower of up to such amount upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“5.71% Series A Notes”: the 5.71% Series A Senior Guaranteed Secured Notes due December 4, 2013, issued by Target pursuant to the Target Note Purchase Agreement, in the original principal amount of $65,000,000.

“6 5/8% Senior Notes”: the 6 5/8% Senior Notes due 2009, issued by Valassis pursuant to the 6 5/8% Senior Notes Indenture, in the original aggregate principal amount of $100,000,000.

“6 5/8% Senior Notes Indenture”: the Indenture, dated January 12, 1999, between Valassis and The Bank of New York Trust Company, N.A., as trustee, as in effect on the Closing Date, or as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Acquisition”: as defined in Section 6.1(b).

“AcquisitionCo”: Michigan Acquisition Corporation, a Delaware corporation.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of July 5, 2006, among Valassis, AcquisitionCo and the Target, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 18, 2006, and as in effect on the Closing Date, or as may be further amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements materially affecting the terms thereof or entered into in connection therewith.

“Addendum”: an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjustment Date”: as defined in the definition of “Pricing Grid”.

“Administrative Agent”: as defined in the recitals to this Agreement, or any successor agent appointed in accordance with Section 10.9.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power or by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agent, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender and the Swingline Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans, (ii) the amount of such Lender’s Delayed Draw Term Commitments then in effect (or, if the Delayed Draw Term Commitments have been terminated, the amount of such Lenders’ Delayed Draw Term Loans then outstanding), and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all the Lenders at such time.

“Agreement”: this Credit Agreement.

“Alternate Currencies”: collectively, (i) Canadian Dollars, (ii) Euros, (iii) Pounds Sterling and (iv) Mexican Pesos; each sometimes individually referred to herein as an “Alternate Currency”.

“Alternate Currency Funding Capacity”: at any date of determination, for any Revolving Lender, the ability of such Revolving Lender to fund Revolving Loans denominated in an Alternate Currency, as set forth in the records of Administrative Agent upon notification from such Revolving Lender from time to time.

“Alternate Currency Loans”: Loans denominated in an Alternate Currency.

“Alternate Currency Participation”: as defined in Section 3.18(a).

“Alternate Currency Participation Fee”: as defined in Section 3.18(e).

“Alternate Currency Participation Settlement”: as defined in Section 3.18(b)(i).

“Alternate Currency Participation Settlement Amount”: as defined in Section 3.18(b)(ii).

“Alternate Currency Participation Settlement Date”: as defined in Section 3.18(b)(i).

“Alternate Currency Participation Settlement Period”: as defined in Section 3.18(b)(i).

“Alternate Currency Revolving Loan”: any Revolving Loan denominated in an Alternate Currency.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans and Swingline Loans	2.25%	1.25%
Term Loans	1.75%	0.75%

; provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Applicable Percentage”: for any Lender, a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Total Revolving Commitment of all Revolving Lenders.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open or amend a Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (k) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Credit Agreement Obligations”: as defined in the Guarantee, Security and Collateral Agency Agreement.

“Borrower Hedge Agreement Obligations”: as defined in the Guarantee, Security and Collateral Agency Agreement.

“Borrowing”: a borrowing consisting of Loans of one Type made on the same day by Lenders or a conversion of a Loan or Loans of one Type from Lenders on the same day.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City and Detroit, Michigan are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements of capital assets, capitalized repairs and capitalized improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding (i) expenditures made with Net Cash Proceeds from a Reinvestment Event to acquire or repair fixed or capital assets useful in a Permitted Business (as determined in good faith by the Board of Directors of such Person) or to repair or replace the assets which were the subject of a Recovery Event and (ii) the purchase price for any Permitted Acquisitions.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition or (ii) with respect to any Foreign Subsidiary, marketable direct obligations issued by, or unconditionally guaranteed by, the government of a member state of the European Union having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), or issued by any agency thereof and backed by the full faith and credit of such member state of the European Union, in each case maturing within one year from the date of acquisition; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; (f) securities that have stated maturities beyond three months but are priced and traded as short-term investments due to the liquidity provided through the interest rate reset mechanism of 7 to 35 days; and (g) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements or Automated Clearing House transactions.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: Bear Stearns Corporate Lending, Inc. in its capacity as collateral agent pursuant to the terms of the Guarantee, Security and Collateral Agency Agreement.

“Commitment”: as to any Lender, the sum of the Tranche B Term Commitment, the Delayed Draw Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: .50% per annum; provided that, on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 13, 2006 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower or any of its Subsidiaries, and (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis; provided, that Consolidated EBITDA shall exclude, without limitation, and to the extent deducted in calculating Consolidated Net Income for such period, (A) non-recurring merger and legal expenses incurred by the Borrower or the Target in connection with the Acquisition and (B) non-recurring restructuring, relocation, severance and consolidation charges in connection with the Acquisition, not to exceed $17,000,000 in the aggregate. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Senior Secured Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after taking Pro Forma Adjustments into account as if such Material Acquisition occurred on the first day of such Reference Period, and shall exclude transaction fees and costs associated with such Material Acquisition. As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000. Notwithstanding the foregoing, (a) Consolidated EBITDA shall be deemed to be $50,600,0000 and $73,800,000, respectively, for the fiscal quarters ending September 30, 2006 and December 31, 2006, respectively, and (b) Consolidated EBITDA for any applicable Reference Period shall be calculated to include pro forma cost savings set forth in Schedule 1.2 (it being understood and agreed that any such pro forma cost savings in Schedule 1.2 shall be without duplication of the amount of such pro forma cost savings that are included in Consolidated EBITDA for the fiscal quarters of the Borrower ending September 30, 2006 and December 31, 2006 as set forth in clause (a) of this sentence). In addition, Consolidated EBITDA for the fiscal quarters following the Closing Date shall be increased by the amount of the amortization of the customer contract incentives for the customer mutually agreed to by the Borrower and the Administrative Agent in an amount not to exceed $6,000,000 in any such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for

such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus, to the extent not already deducted, interest income.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) any gain or loss arising from foreign currency fluctuations on foreign currency denominated Indebtedness.

“Consolidated Senior Secured Leverage Ratio”: at any time, the ratio of (a) Consolidated Senior Secured Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Senior Secured Debt”: at any date, the aggregate principal amount of all Consolidated Total Debt at such date minus Unsecured Debt at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Borrower is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreements”: collectively, each tri-party blocked account agreement by and among the Collateral Agent, the applicable Loan Party, and each depository bank set forth on Schedule 5.21(b) (other than payroll accounts or benefits accounts), in form and substance reasonably acceptable to Collateral Agent.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Delayed Draw Effective Date”: the date, as specified by the Administrative Agent, on which the conditions set forth in Section 6.2 shall have been fulfilled and on which the initial Delayed Draw Term Loans shall have been made.

“Delayed Draw Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” under such Lender’s name on such Lender’s Addendum. The original aggregate amount of the Delayed Draw Term Commitment on the Closing Date is $160,000,000.

“Delayed Draw Term Commitment Fee Rate”: with respect to the Delayed Draw Term Commitments, 1.0% per annum for the Delayed Draw Term Commitment Period.

“Delayed Draw Term Commitment Period”: the time period commencing on the Closing Date through and including the Delayed Draw Term Commitment Termination Date.

“Delayed Draw Term Commitment Termination Date”: the earliest to occur of (i) the date the Delayed Draw Term Commitments are permanently reduced to zero, (ii) the date of the termination of the Delayed Draw Term Commitments pursuant to Section 9, (iii) the date as of which the Delayed Draw Term Commitments have been fully borrowed, and (iv) June 2, 2008.

“Delayed Draw Term Lender”: each Lender that has a Delayed Draw Term Commitment or that holds a Delayed Draw Term Loan.

“Delayed Draw Term Loans”: as defined in Section 2.1(b).

“Delayed Draw Term Loan Percentage”: as to any Delayed Draw Term Lender at any time, the percentage which such Lender’s undrawn Delayed Draw Term Commitment and Delayed Draw Term Loans then constitutes of the aggregate undrawn Delayed Draw Term Commitments and Delayed Draw Term Loans.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: as defined in the recitals to this Agreement.

“Dollar Equivalent”: as of any particular date, the equivalent amount in Dollars of such amount expressed in an Alternate Currency (as presumptively ascertained by the Administrative Agent absent demonstrable error) which could be purchased by the Administrative Agent (in accordance with its normal practices) on such date.

“Dollar Loans”: Loans denominated in Dollars.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2007, the ECF Percentage shall be reduced to 25% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0 and reduced to 0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“Euros”: the lawful currency of the European Union member states of Belgium, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, the Netherlands, Austria, Portugal and Finland, and any other country that adopts the Euro as its official currency.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars or an Alternate Currency, as applicable, for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar or an Alternate Currency, as applicable, deposits in the approximate amount of the Eurodollar Loan for the applicable currency comprising part of such Borrowing, at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) any mandatory principal payments in respect of an Asset Sale as required under

Section 4.2(b), and (vii) consideration paid for Permitted Acquisitions during such period which has not been subtracted from the calculation of Excess Cash Flow for the prior fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 4.2.

“Excluded Equity Issuance”: any issuance of Capital Stock by any Group Member (i) to another Group Member, (ii) for the purpose of funding (directly or indirectly) the Acquisition, (iii) for the purpose of funding (directly or indirectly) a Permitted Acquisition, (iv) to employees or directors of any Group Member in the ordinary course of business in accordance with the relevant stock option, compensation or employee stock ownership plan maintained by such Group Member from time to time, (v) in connection with the conversion of any debt securities to Capital Stock or the conversion of any class of Capital Stock to any other class of Capital Stock, or (vi) pursuant to the exercise of options or warrants.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guarantee by such Subsidiary of the Borrower Credit Agreement Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 (other than clause (p) thereof).

“Existing Letters of Credit”: the letters of credit issued before the Closing Date and described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiration on Schedule 3.8.

“Existing Valassis Indebtedness”: Indebtedness of Valassis evidenced by each of the Valassis Indenture Documents (each as in effect on the date hereof).

“Existing Target Indebtedness”: Indebtedness of Target and its Subsidiaries evidenced by each of the Target Note Purchase Documents (each as in effect on the date hereof).

“Expected Existing Target Indebtedness Defaults”: the defaults of Target arising under Target Note Purchase Agreement with respect to the 5.71% Series A Notes and the Floating Rate Series B Notes, as a result of the financing arrangements consummated pursuant to this Agreement.

“Facilities”: the collectively reference to (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”) (b) the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans made thereunder (the “Delayed Draw Term Facility”), and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”); each sometimes individually referred to herein as a “Facility”.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Floating Rate Series B Notes”: the Floating Rate Series B Senior Guaranteed Secured Notes due December 4, 2013, issued by Target pursuant to the Target Note Purchase Agreement, in the original aggregate principal amount of $60,000,000.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Alternate Currency Participation”: with respect to any Participating Alternate Currency Lender relating to Alternate Currency Revolving Loans funded by Bear Stearns Corporate Lending Inc., (i) the aggregate amount paid by such Participating Alternate Currency Lender to Bear Stearns Corporate Lending Inc. pursuant to Section 3.18(b) of the Agreement in respect of such Participating Alternate Currency Lender’s participation in the principal amount of Alternate Currency Revolving Loans funded by Bear Stearns Corporate Lending Inc. minus (ii) the aggregate amount paid to such Participating Alternate Currency Lender by Bear Stearns Corporate Lending Inc. pursuant to Section 3.18(b) of the Agreement in respect of its participation in the principal amount of Alternate Currency Revolving Loans funded by Bear Stearns Corporate Lending Inc., excluding in each case any payments made in respect of interest accrued on the Alternate Currency Revolving Loans funded by Bear Stearns Corporate Lending Inc. Bear Stearns Corporate Lending Inc.’s Funded Alternate Currency Participation in any Alternate Currency Revolving Loans funded by Bear Stearns Corporate Lending Inc. shall be equal to the outstanding principal amount of such Alternate Currency Revolving Loans minus the total Funded Alternate Currency Participation of all other Lenders therein.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funded Delayed Draw Term Loan Percentage”: as to any Lender at any time, the percentage derived by dividing (x) the aggregate amount of Delayed Draw Term Loans of such Lender at such time by (y) the aggregate amount of Delayed Draw Term Loans of all Lenders at such time.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“General Syndication Closing Date”: the date on which the Joint Lead Arrangers shall notify the Borrower that the syndication of the Facilities has been successfully completed.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries (other than any Immaterial Subsidiary).

“Guarantee, Security and Collateral Agency Agreement”: the Guarantee, Security and Collateral Agency Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, each Subsidiary (other than each Immaterial Subsidiary and each Foreign Subsidiary) that has executed the Guarantee, Security and Collateral Agency Agreement as of even date herewith and each other Person that joins as a guarantor to the Guarantee, Security and Collateral Agency Agreement pursuant to Section 7.10, together with their successor and assigns.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiaries”: as of any date of determination, any Subsidiary that (a) together with its Subsidiaries on a consolidated basis, during the twelve (12) months preceding such date of determination accounts for (or which may be attributed) $1,250,000 or less of the Consolidated EBITDA or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries or (b) is otherwise not necessary for the ongoing business operations of the Borrower and its Subsidiaries taken as a whole; provided, that, at no time should all of the Subsidiaries that qualify as Immaterial Subsidiaries based on the foregoing parameters account (on a consolidated basis) for more than $10,000,000 of the Consolidated EBITDA or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries. As of the Closing Date, the Immaterial Subsidiaries shall include the entities set forth on Schedule 5.15(b); each sometimes individually referred to herein as an “Immaterial Subsidiary”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2, 9(e) and 9(n) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreements were terminated. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche B Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.8.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender”: Bank of America, N.A., in its capacity as issuer of any Letter of Credit.

“Joint Lead Arrangers”: as defined in the recitals to this Agreement.

“L/C Commitment”: $40,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the amount of drawings under Letters of Credit that have not then been reimbursed in accordance with this Agreement, including pursuant to Section 3.12. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”: as defined in the recitals hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: cash on-hand and funds to be drawn under the Revolving Loans subject to the requirements of Sections 6.2 and 8.1.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Secured Cash Management Agreements, the Notes, and all agreements, documents and instruments at any time executed and/or delivered by any Loan Party or any other Person to, with or in favor of Administrative Agent or the Collateral Agent in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: (i) with respect to the Tranche B Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans, (ii) with respect to the Delayed Draw Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Delayed Draw Term Loans (or, prior to termination in full of the Delayed Draw Term Commitments, the holders of more than 50% of the Delayed Draw Term Commitments of all Lenders) and (iii) with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Extensions of Credit (or, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between Valassis and any present or former officer or employee of any Group Member.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Collateral Agent’s Liens upon the Collateral.

“Material Contract”: each agreement identified on Schedule 8.17 to this Agreement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mexican Pesos”: the lawful currency of Mexico.

“Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties and the holders of the Existing Valassis Indebtedness, in form and substance acceptable to the Collateral Agent

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, (i) net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) appropriate amounts to be provided by the Borrower or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness (other than the refinancing of the Existing Valassis Indebtedness on terms and conditions reasonable acceptable to the Joint Lead Arrangers), the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory notes evidencing Loans.

“Obligations”: unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and its Subsidiaries to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Secured Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower or any of its Subsidiaries pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participating Alternate Currency Lender”: as defined in Section 3.18(a).

“Participant”: as defined in Section 11.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions”: any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or all of the Capital Stock of, or a business line or a division of, any Person; provided that (i) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer by the acquirer or an Affiliate of the acquirer; (ii) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (iii) such acquisition is made in accordance with all applicable Requirements of Law and material Contractual Obligations; and all material consents and approvals required by applicable Requirement of Law and material Contractual Obligations have been obtained; (iv) the amounts payable in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and contingent obligations (determined in accordance with GAAP) incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower and the acquired entity) shall not exceed $200,000,000 in the aggregate for all such acquisitions during the term hereof; provided that (A) the amounts payable in connection with acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations (determined in accordance with GAAP) incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Borrower and the acquired entity) consummated during the 180-day period immediately following the Closing Date shall not exceed $10,000,000 in the aggregate and (B) such dollar restrictions shall not apply to any acquisition(s) consummated solely with the proceeds of an issuance of Capital Stock by the Borrower; (v) the Borrower shall be in compliance with the covenants contained in Section 8.1, both immediately before and after giving effect to such acquisition on a pro forma basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2; (vi) the provisions of Section 7.10 are complied with in respect of such acquisition; and, if the amounts payable in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower and the acquired entity) exceed $50,000,000, the Administrative Agent shall have received a pro forma Compliance Certificate demonstrating compliance with this clause (vi) accompanied by such supporting information as the Administrative Agent may reasonably request; and (vii) any Person or assets or division as acquired in accordance herewith shall be involved in a Permitted Business (as determined in good faith by the Board of Directors of the Borrower).

“Permitted Business”: the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date and any business reasonably related, complimentary or ancillary thereto, including reasonably related extensions or expansions thereof.

“Permitted Joint Ventures”: any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which a Loan Party, directly or indirectly owns or controls 50% or less of the total voting power of the shares of Capital Stock of such entity entitled to vote; provided, however, that any joint venture in which a Loan Party, directly or indirectly, owns 50% of the total voting power of the Capital Stock of such entity entitled to vote shall only be a Permitted Joint Venture if engaged in a line of business permitted under Section 8.16.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pounds Sterling”: the lawful currency of the United Kingdom.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or would under Section 4069 or Section 4212(c) of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Pricing Grid”: as set forth in Exhibit I.

“Pro Forma Adjustments”: with respect to a Permitted Acquisition made by the Borrower or any of its Subsidiaries, whenever pro forma effect is to be given to an Permitted Acquisition and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a Responsible Officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period related to the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of the Borrower of any closing) of any facility, as applicable, resulting from the Permitted Acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within twelve months following any such Permitted Acquisition; provided that, in either case, such adjustments are set forth in a certificate, reasonably acceptable to the Administrative Agent, signed by the Borrower’s chief financial officer and another Responsible Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Responsible Officers executing such certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.

“Pro Forma Balance Sheet”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparties”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents; each sometimes individually referred to herein as a “Qualified Counterparty”.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Redemption Indebtedness”: means any unsecured Indebtedness issued by a Group Member to employees or officers of any Group Member to redeem the Equity Interests of such employees or officers to the extent that (a) the principal amount of Redemption Indebtedness then being issued, together with all cash payments to redeem such Equity Interests, does not exceed the amount permitted by Section 8.6 for the applicable period, and (b) the Borrower could have incurred the amount of such Redemption Indebtedness as a Revolving Loan at the time of the issuance thereof.

“Reference Lender”: Bank of New York.

“Refunded Swingline Loans”: as defined in Section 3.4.

“Refunding Date”: as defined in Section 3.4.

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.12 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business or any other Permitted Business (as determined in good faith by the Board of Directors of the Borrower) or to repair or replace the assets which were the subject of a Recovery Event.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in any Permitted Business (as determined in good faith by the Board of Directors of the Borrower) or to repair or replace the assets which were the subject of a Recovery Event.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, repair or replace the assets which were the subject of the relevant Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, (ii) the aggregate Delayed Draw Term Commitments then in effect (or, if the Delayed Draw Term Commitments have been terminated, the aggregate principal amount of Delayed Draw Term Loans then outstanding) and (ii) the Total Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding).

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Closing Date is $120,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: March 2, 2012.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Loan Party and any Cash Management Bank.

“Secured Parties”: the collective reference to the Lenders, the Collateral Agent, the Qualified Counterparties, the Issuing Lender and the Swingline Lender; each sometimes individually referred to herein as a “Secured Party”.

“Security Documents”: the collective reference to the Guarantee, Security and Collateral Agency Agreement, the Control Agreements, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Convertible Notes”: Senior Convertible Discount Notes due 2033, issued by Valassis pursuant to the Senior Convertible Notes Indenture in the original aggregate principal amount of $239,794,000.

“Senior Convertible Notes Indenture”: the Indenture, dated May 22, 2003, between Valassis and BNY Midwest Trust Company, as trustee, as in effect on the Closing Date, or as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Senior Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Notes”: the notes of the Borrower issued on the Closing Date pursuant to the Senior Note Indenture.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement pursuant to Section 8.5 of the Guarantee, Security and Collateral Agency Agreement, provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee, Security and Collateral Agency Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4.

“Syndication Agent”: as defined in the recitals to this Agreement.

“Target”: collectively, Advo, Inc., a Delaware corporation, and each of its Subsidiaries.

“Target Note Purchase Agreement”: the Note Purchase Agreement, dated December 4, 2003, among Target and the respective “Purchasers” identified therein, as in effect on the Closing Date, or as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Target Note Purchase Documents”: collectively, (i) the Note Purchase Agreement, (ii) the 5.71% Series A Notes, (iii) the Floating Rate Series B Notes and (iv) all agreements, documents or instruments at any time executed and/or delivered by the Borrower or any other Person in connection therewith or related thereto.

“Term Lenders”: the collective reference to the Tranche B Term Lenders.

“Term Loan Commitments”: the aggregate sum of the Tranche B Term Commitment and the Delayed Draw Term Commitment of all the Term Loan Lenders.

“Term Loan Maturity Date”: March 2, 2014

“Term Loans”: the collective reference to the Tranche B Term Loans and the Delayed Draw Term Loans.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” under such Lender’s name on such Lender’s Addendum. The original aggregate amount of the Tranche B Term Commitments on the Closing Date is $590,000,000.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Alternate Currency Participation”: means, in respect of any Participating Alternate Currency Lender’s Alternate Currency Participation in an Alternate Currency Revolving Loan of Bear Stearns Corporate Lending Inc., the outstanding principal amount of such Alternate Currency Participation minus the amount of such Participating Alternate Currency Lender’s Funded Alternate Currency Participation in such Alternate Currency Revolving Loan.

“United States”: the United States of America.

“Unsecured Debt”: any unsecured Indebtedness of the Borrower (including the Indebtedness under the Senior Notes Indenture), no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to March 2, 2015 (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), and the payment of principal and interest of which and other obligations of the Borrower or any of its Subsidiaries in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent and the Required Lenders.

“Valassis Indenture Documents”: collectively, (i) the 6 5/8% Senior Notes Indenture, (ii) the Senior Convertible Notes Indenture, (iii) the 6 5/8% Senior Notes, (iv) the Senior Convertible Notes and (v) all agreements, documents or instruments at any time executed and/or delivered by the Borrower or any other Person in connection therewith or related thereto.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Conversion to Dollars. All valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of such amounts. In connection with all Dollar amounts and amounts in an Alternate Currency set forth in this Agreement, calculations and valuations of such Alternate Currency shall be converted to Dollars in accordance with prevailing exchange rates, as determined by Administrative Agent in its reasonable discretion, on the applicable date.

1.3 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 2.

AMOUNT AND TERMS OF TERM COMMITMENTS

2.1 Term Commitments.

(a) Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

(b) During the Delayed Draw Term Commitment Period, and subject to the terms and conditions hereof, each Delayed Draw Term Lender severally agrees to make up to but no more than three term loans (each, a “Delayed Draw Term Loan”) to the Borrower after the Closing Date in an amount up to but not exceeding such Lender’s Delayed Draw Term Commitment. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Delayed Draw Term Loans shall be made in an aggregate minimum amount of $20,000,000 and integral multiples of $5,000,000 in excess thereof. Each Lender’s Delayed Draw Term Commitment shall expire on the Delayed Draw Term Commitment Termination Date.

2.2 Procedure for Term Loan Borrowing.

(a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (i) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the anticipated Closing Date, in the case of Base Rate Loans) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed and the Type of Loan. Unless the Administrative Agent shall have consented to making Eurodollar Loans, the Tranche B Term Loans made on the Closing Date shall initially be Base Rate Loans. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Tranche B Term Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is the earlier of 30 days after the Closing Date and the date that the Administrative Agent promptly notifies the Borrower that the syndication of the Tranche B Term Loans has been completed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.

(b) With respect to the Delayed Draw Term Loan borrowings, Borrower shall give the Administrative Agent irrevocable notice, which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, requesting that the Delayed Draw Term Lenders make a Delayed Draw Term Loan on such requested Borrowing Date, which shall be a Business Day. Upon receipt of such notice the Administrative Agent shall promptly notify each Delayed Draw Term Lender with a Delayed Draw Term Commitment thereof. Not later than 12:00 Noon, New York City time, on the applicable proposed borrowing date each Delayed Draw Term Lender with a Delayed Draw Term Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to such Delayed Draw Term Lender’s pro rata share of the Delayed Draw Term Loan or Delayed Draw Term Loans to be made by such Lender. On the relevant Borrowing Date, the Administrative Agent shall credit the account of the Borrower specified by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Delayed Draw Term Lenders in immediately available funds.

2.3 Repayment of Term Loans.

(a) The Tranche B Term Loans of each Tranche B Term Lender shall mature and be repaid in twenty-eight (28) consecutive quarterly installments (each, other than the final such installment on the Term Loan Maturity Date, a “Tranche B Installment”), with the first Tranche B Installment due and payable on June 30, 2007, each in the amount of $1,475,000, and with a final installment due on the Term Loan Maturity Date in an amount equal to the remaining unpaid principal balance of the Tranche B Term Loans. Each such payment shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by the amount of such Tranche B Installment.

(b) The Delayed Draw Term Loans of each Delayed Draw Term Lender shall mature and be repaid in consecutive quarterly installments (each, other than the final such installment on the Term Loan Maturity Date, a “Delayed Draw Installment”), with the first Delayed Draw Installment due on the earlier of (i) the last day of the first full fiscal quarter after the Delayed Draw Effective Date and (ii) the last day of the second full fiscal quarter after the first anniversary of the Closing Date, each in an amount equal to (x) the aggregate principal amount of Delayed Draw Term Loans then outstanding, times (y) .25%, and with a final installment due on the Term Loan Maturity Date in an amount equal to the remaining unpaid principal balance of the Delayed Draw Term Loans. Each such payment shall be in an amount equal to such Lender’s Funded Delayed Draw Term Loan Percentage multiplied by the amount of such Delayed Draw Installment.

SECTION 3.

AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make to the Borrower from time to time during the Revolving Commitment Period, revolving credit loans (“Revolving Loans”), in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3. Not more than $50,000,000 of Revolving Loans and Swingline Loans shall be made on the Closing Date.

(b) All Revolving Loans shall be denominated in Dollars; provided, however, the Borrower may elect, by notice from Borrower to the Administrative Agent in accordance with the procedures set forth in Section 3.2 below, to borrow Revolving Loans in one or more Alternate Currencies up to $35,000,000 at any time outstanding; provided, further, that for the period from the Closing Date until the Administrative Agent so advises to the contrary, no Loans shall be requested and provided in Mexican Pesos;

(c) The Borrower agrees to repay all outstanding Revolving Loans in Dollars (with respect to Dollar Loans) or in the applicable Alternate Currency (with respect to Alternate Currency Loans), in any case on the Revolving Termination Date.

3.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, and (c) three Business Days prior to the requested Borrowing Date, in the case of Alternate Currency Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefore and (iv) whether such Revolving Loans are to be denominated in Dollars or an Alternate Currency, and if an Alternate Currency, which Alternate Currency; provided, that , the Borrower shall not have the right to request Revolving Loans in an Alternate Currency to accrue interest at the Base Rate. Unless the Administrative Agent shall have consented to making Eurodollar Loans, the Revolving Loans made on the Closing Date shall initially be Base Rate Loans. No Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.12 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, with respect to Dollar Loans, and prior to 12:00 Noon, London time, with respect to Alternate Currency Loans, in each case on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office on the Borrowing Date with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

3.3 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the

Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower agrees to repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the

Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender a commitment fee for the period from and including the Closing Date to the last day of the Delayed Draw Term Commitment Period, computed at the Delayed Draw Term Commitment Fee Rate on the average daily amount of the unfunded Delayed Draw Term Commitment of such Delayed Draw Term Lender during the period for which payment is made, payable quarterly in arrears on the last day of March 2007, June 2007, September 2007, December 2007, March 2008 and June 2008 and on the Delayed Draw Term Commitment Termination Date, commencing on the first of such dates to occur after the Closing Date.

(c) The Borrower agrees to pay to the Administrative Agent (for itself and for the account of the Joint Lead Arrangers and the Syndication Agent) the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Administrative Agent, the Syndication Agent and/or each Joint Lead Arranger, as the case may be.

3.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice by Borrower to the Administrative Agent, to terminate the Delayed Draw Term Commitments or the Revolving Commitments or, from time to time, to reduce the amount of the Delayed Draw Term Commitments or the Revolving Commitments without premium or penalty; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Delayed Draw Term Commitments or Revolving Commitments, as the case may be, then in effect.

3.7 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.11(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $1,000,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that for purposes of calculating L/C Obligations, any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

3.9 Procedure for Issuance of Letter of Credit.

(a) The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein,

with a copy to the Administrative Agent, an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) On the Closing Date, the Issuing Lender that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each such Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, without recourse or warranty, an undivided participation interest in such Existing Letter of Credit and the related Reimbursement Obligations in the proportion of its Revolving Percentage and any security therefore or guaranty pertaining thereto.

(c) Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may be issued for the account of a Subsidiary of the Borrower, and the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such Letter of Credit shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(d) The Issuing Lender shall be under no obligations to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender; provided, that in such case the Issuing Lender shall be replaced with a new issuing lender reasonably acceptable to the Borrower and the Administrative Agent.

3.10 Fees and Other Charges. (a) The Borrower will pay a fee on the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower agrees to pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower agrees to pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.11 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.11(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.11(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.11(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.12 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day (or, if the Borrower receives such notice after 11:00 AM, New York City time, in such Business Day, the next succeeding the Business Day) on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless (x) the Borrower directly reimburses the Issuing Lender in accordance with this Section 3.12 or (y) an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.11 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.13 Obligations Absolute. The Borrower’s obligations under Section 3.12 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.12 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.14 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.15 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.16 Incremental Facilities. So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, and subject to the terms and conditions set forth herein, the Borrower shall have the right to incur additional Indebtedness under this Agreement in the form of increases to the Tranche B Term Facility or Revolving Facility or one or more additional Tranche B Term Loans or Revolving Loans (the “Additional Loans”) in an aggregate principal amount not to exceed One Hundred Fifty Million Dollars ($150,000,000); provided that, (a) the aggregate Revolving Commitment shall not be increased hereunder by more than $50,000,000, (b) the Additional Loans shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis therewith, (c) the Additional Loans shall have substantially the same terms (other than pricing with respect to additional tranches) as the existing Tranche B Term Loans or Revolving Loans, as the case may be, (d) the Additional Loans shall have a final maturity date no earlier than the Term Loan Maturity Date or the Revolving Termination Date, as the case may be, and the remaining weighted average life of the Additional Loans shall not be shorter than the remaining weighted average life of the Tranche B Term Loans or Revolving Loans, as the case may be, (e) each such Additional Loan shall be in a minimum of $25,000,000 and integral multiples of $5,000,000 in excess thereof, (f) the Additional Loans shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (g) the proceeds of the Additional Loans will be used for general corporate purposes that do not conflict with the provisions of this Agreement, including, without limitation, the refinancing of the 6 5/8% Senior Notes or the Senior Convertible Notes, (h) the Borrower shall execute a note in form and substance reasonably satisfactory to the Administrative Agent in favor of any new Lender or any existing Lender requesting a note to evidence its Additional

Loans, (i) the conditions to extensions of credit in Section 6.2 shall have been satisfied or waived, (j) the Administrative Agent shall have received from the Borrower an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to the Additional Loans on a pro forma basis, (x) the Borrower will be in compliance with the financial covenants set forth in Sections 8.1(a) and (b), and (y) no Default or Event of Default shall exist and be continuing or shall result therefrom, and (l) the Administrative Agent shall have received legal opinions, board resolutions and other documentation as reasonably required by the Joint Lead Arrangers and consistent with those delivered on the Closing Date under Section 6.1 and such additional documents and filings (including amendments to the Security Documents and title endorsement bring downs) as the Joint Lead Arrangers may reasonably require to assure that the Additional Loans are secured by the Collateral ratably with the existing Loans. Participation in the Additional Loans shall be offered first to each of the existing Lenders in the applicable Facility, but each such Lender shall have no obligation to provide all or any portion of the Additional Loans. If the amount of the Additional Loans shall exceed the commitments which the existing Lenders are willing to provide with respect to the Additional Loans, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of the Additional Loans not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder or accession agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Documents with the Borrower’s consent (not to be unreasonably withheld) as may be necessary to incorporate the terms of the Additional Loans therein.

3.17 Reliance on Notices. Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice of borrowing or similar notice reasonably believed by Administrative Agent to be genuine. Administrative Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary.

3.18 Alternate Currency Revolving Loans; Intra-Lender Issues.

(a) Alternate Currency Participations. Notwithstanding anything to the contrary contained herein, all Alternate Currency Revolving Loans shall be made solely by the Revolving Lenders with Alternate Currency Funding Capacity, on a pro rata basis in accordance with the Applicable Percentage hereunder; provided, however, prior to the General Syndication Closing Date, all Alternate Currency Revolving Loans shall be made solely by Bear Stearns Corporate Lending Inc. Each (i) Revolving Lender other than Bear Stearns Corporate Lending Inc. at any time prior to the General Syndication Closing Date and (ii) Revolving Lender that does not have Alternate Currency Funding Capacity on or after the General Syndication Closing Date (in each case, a “Participating Alternate Currency Lender”), shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from Bear Stearns Corporate Lending Inc., and Bear Stearns Corporate Lending Inc. shall sell and be deemed to sell to each such Participating Alternate Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (an “Alternate Currency Participation”) in each Alternate Currency Revolving Loan funded by Bear Stearns Corporate Lending Inc. in an amount equal to such Participating Alternate Currency Lender’s pro rata share of the Borrowing that includes such Alternate Currency Revolving Loan. Such purchase and sale of an Alternate Currency Participation shall be deemed to occur automatically upon the making of an Alternate Currency Revolving Loan by Bear Stearns Corporate Lending Inc., without any further notice to any Participating Alternate Currency Lender. The purchase price payable by each Participating Alternate Currency Lender to Bear Stearns Corporate Lending Inc. for each Alternate Currency Participation purchased by it from Bear Stearns Corporate Lending Inc. shall be equal to 100% of the principal amount of such Alternate Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Alternate Currency Revolving Loan and (ii) such Participating Alternate Currency Lender’s pro rata share), and such purchase price shall be payable by each Participating Alternate Currency Lender to Bear Stearns Corporate Lending Inc. in accordance with the settlement procedure set forth in Section 3.18(b) below. Bear Stearns Corporate Lending Inc. and Administrative Agent shall record on their books the amount of the Alternate Currency Revolving Loans made by Bear Stearns Corporate Lending Inc. and each Participating Alternate Currency Lender’s Alternate Currency Participation and Funded Alternate Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Alternate Currency Lender pursuant to this Section 3.18.

(b) Settlement Procedures for Alternate Currency Revolving Loan Participations. Each Participating Alternate Currency Lender’s Alternate Currency Participation in the Alternate Currency Revolving Loans shall be in an amount equal to its pro rata share of all such Alternate Currency Revolving Loans. However, in order to facilitate the administration of the Alternate Currency Revolving Loans made by Bear Stearns Corporate Lending Inc. and the Alternate Currency Participations, settlement among Bear Stearns Corporate Lending Inc. and the Participating Alternate Currency Lenders with regard to the Participating Alternate Currency Lenders’ Alternate Currency Participations shall take place in accordance with the following provisions:

(i) Bear Stearns Corporate Lending Inc. and the Participating Alternate Currency Lenders shall settle (an “Alternate Currency Participation Settlement”) by payments in respect of the Alternate Currency Participations as follows: So long as any Alternate Currency Revolving Loans are outstanding, Alternate Currency Participation Settlements shall be effected through Administrative Agent on such Business Days as Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Alternate Currency Lender requesting such Alternate Currency Participation Settlement (each such date on which an Alternate Currency Participation Settlement occurs herein called an “Alternate Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York City time) at least two Business Day prior to the requested Alternate Currency Participation Settlement Date; provided, that Administrative Agent shall have the option but not the obligation to specify an Alternate Currency Participation Settlement Date and, in any event, shall not specify an Alternate Currency Participation Settlement Date prior to the occurrence of an Event of Default;

provided, further, that if (x) such Event of Default is waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Section 9 and (z) Administrative Agent has actual knowledge of such cure or waiver, all prior to Administrative Agent’s giving notice to the Participating Alternate Currency Lenders of the first Alternate Currency Participation Settlement Date under this Agreement, then Administrative Agent shall not give notice to the Participating Alternate Currency Lenders of an Alternate Currency Participation Settlement Date based upon such cured or waived Event of Default. If on any Alternate Currency Participation Settlement Date the total principal amount of the Alternate Currency Revolving Loans made or deemed made by Bear Stearns Corporate Lending Inc. during the period ending on (but excluding) such Alternate Currency Settlement Date and commencing on (and including) the immediately preceding Alternate Currency Participation Settlement Date (or the Closing Date in the case of the period ending on the first Alternate Currency Participation Settlement Date) (each such period herein called a “Alternate Currency Participation Settlement Period”) is greater than the principal amount of Alternate Currency Revolving Loans repaid during such Alternate Currency Participation Settlement Period to Bear Stearns Corporate Lending Inc., each Participating Alternate Currency Lender shall pay to Bear Stearns Corporate Lending Inc. (through Administrative Agent), no later than 2:00 p.m. (New York City time) on such Alternate Currency Participation Settlement Date, an amount equal to such Participating Alternate Currency Lender’s ratable share of the amount of such excess. If in any Alternate Currency Participation Settlement Period the outstanding principal amount of the Alternate Currency Revolving Loans repaid to Bear Stearns Corporate Lending Inc. in such period exceeds the total principal amount of the Alternate Currency Revolving Loans made or deemed made by Bear Stearns Corporate Lending Inc. during such period, Bear Stearns Corporate Lending Inc. shall pay to each Participating Alternate Currency Lender (through Administrative Agent) on such Alternate Currency Participation Settlement Date an amount equal to such Participating Alternate Currency Lender’s ratable share of such excess. Alternate Currency Participation Settlements in respect of Alternate Currency Revolving Loans shall be made in an Alternate Currency (or Dollar Equivalent) on the Alternate Currency Participation Settlement Date for such Alternate Currency Revolving Loans.

(ii) If any Participating Alternate Currency Lender fails to pay to Bear Stearns Corporate Lending Inc. on any Alternate Currency Participation Settlement Date the full amount required to be paid by such Participating Alternate Currency Lender to Bear Stearns Corporate Lending Inc. on such Alternate Currency Participation Settlement Date in respect of such Participating Alternate Currency Lender’s Alternate Currency Participation (such Participating Alternate Currency Lender’s “Alternate Currency Participation Settlement Amount”) with Bear Stearns Corporate Lending Inc., Bear Stearns Corporate Lending Inc. shall be entitled to recover such unpaid amount from such Participating Alternate Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Alternate Currency

Revolving Loans) at the Federal Funds Effective Rate with respect to Loans denominated in an Alternate Currency. Without limiting Bear Stearns Corporate Lending Inc.’s rights to recover from any Participating Alternate Currency Lender any unpaid Alternate Currency Participation Settlement Amount payable by such Participating Alternate Currency Lender to Bear Stearns Corporate Lending Inc., Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Alternate Currency Lender an amount equal to such Participating Alternate Currency Lender’s unpaid Alternate Currency Participation Settlement Amount owing to Bear Stearns Corporate Lending Inc. and apply such withheld amount to the payment of any unpaid Alternate Currency Participation Settlement Amount owing by such Participating Alternate Currency Lender to Bear Stearns Corporate Lending Inc.

(iii) Whenever, at any time after Bear Stearns Corporate Lending Inc. has received from any Participating Alternate Currency Lender such Participating Alternate Currency Lender’s Alternate Currency Participation Settlement Amount, Bear Stearns Corporate Lending Inc. receives any payment on account of the Alternate Currency Revolving Loans, Bear Stearns Corporate Lending Inc. will distribute to such Participating Alternate Currency Lender its Alternate Currency Participation Settlement Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Participating Alternate Currency Lender’s Alternate Currency Participation was outstanding and funded and, in the case of principal and interest payments, to reflect such Participating Alternate Currency Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Alternate Currency Revolving Loans then due); provided, however, that in the event that such payment received by Bear Stearns Corporate Lending Inc. is required to be returned, such Participating Alternate Currency Lender will return to Bear Stearns Corporate Lending Inc. any portion thereof previously distributed to it by Bear Stearns Corporate Lending Inc.

(iv) Following the first Alternate Currency Participation Settlement Date, Administrative Agent shall effect an Alternate Currency Participation Settlement on each subsequent Alternate Currency Participation Settlement Date or within 1 Business Day thereafter.

(c) Obligations Irrevocable. The obligations of each Participating Alternate Currency Lender to purchase from Bear Stearns Corporate Lending Inc. a participation in each Alternate Currency Revolving Loan made by Bear Stearns Corporate Lending Inc. and to make payments to Bear Stearns Corporate Lending Inc. with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Revolving Loans, against the Borrower or any Loan Party;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any Loan Party may have at any time in respect of any Alternate Currency Revolving Loans;

(iii) any application or misapplication of any proceeds of any Alternate Currency Revolving Loans;

(iv) the surrender or impairment of any security for any Alternate Currency Revolving Loans;

(v) the occurrence of any Default or Event of Default;

(vi) the commencement or pendency of any events specified in Section 9(f) hereof, in respect of the Borrower or any Subsidiary thereof or any other Person; or

(vii) the failure to satisfy the applicable conditions precedent set forth in Section 6 hereof.

(d) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower or any other Loan Party received by Administrative Agent with respect to any Alternate Currency Revolving Loan made by Bear Stearns Corporate Lending Inc. is thereafter set aside, avoided or recovered from Administrative Agent in connection with any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, or due to any mistake of law or fact, each Participating Alternate Currency Lender shall, upon demand by Administrative Agent, pay to Bear Stearns Corporate Lending Inc. (through Administrative Agent) such Participating Alternate Currency Lender’s pro rata share of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by Bear Stearns Corporate Lending Inc. or Administrative Agent upon the amount required to be repaid by it.

(e) Indemnification by Lenders. Each Participating Alternate Currency Lender agrees to indemnify Bear Stearns Corporate Lending Inc. (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Bear Stearns Corporate Lending Inc. in any way relating to or arising out of any Alternate Currency Revolving Loans or any action taken or omitted by Bear Stearns Corporate Lending Inc. in connection therewith; provided that no Participating Alternate Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of Bear Stearns Corporate Lending Inc. Without limiting the foregoing, each Participating Alternate Currency Lender agrees to reimburse Bear Stearns Corporate Lending Inc. promptly upon demand for such Participating Alternate Currency Lender’s ratable share of any costs or expenses payable by the Borrower to Bear Stearns Corporate Lending Inc. in respect of the Alternate Currency Revolving Loans to the extent that Bear Stearns Corporate Lending Inc. is not promptly reimbursed for such costs and expenses by the Borrower. The agreement contained in this Section 3.18 (e) shall survive payment in full of all Alternate Currency Revolving Loans.

(f) Alternate Currency Revolving Loan Participation Fee. In consideration for each Participating Alternate Currency Lender’s participation in the Alternate Currency Revolving Loans made by Bear Stearns Corporate Lending Inc., Bear Stearns Corporate Lending Inc. agrees to pay to Administrative Agent for the account of each Participating Alternate Currency Lender, as and when Bear Stearns Corporate Lending Inc. receives payment of interest on its Alternate Currency Revolving Loans, a fee (the “Alternate Currency Participation Fee”) at a rate per annum equal to the Applicable Margin on such Alternate Currency Revolving Loans minus 0.25% on the Unfunded Alternate Currency Participation of such Participating Alternate Currency Lender in such Alternate Currency Revolving Loans of Bear Stearns Corporate Lending Inc. The Alternate Currency Participation Fee in respect of any Unfunded Alternate Currency Participation in an Alternate Currency Revolving Loan shall be payable to Administrative Agent in an Alternate Currency when interest on such Alternate Currency Revolving Loan is received by Bear Stearns Corporate Lending Inc. If Bear Stearns Corporate Lending Inc. does not receive payment in full of such interest, the Alternate Currency Participation Fee in respect of the Unfunded Alternate Currency Participation in such Alternate Currency Revolving Loans shall be reduced proportionately.

3.19 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 11:00 A.M. (New York City time) on the second Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due in the Original Currency from it to any Lender or any Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or such Agent (as the case may be) in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or such Agent (as the case may be) in the Original Currency, such Lender or such Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 4.

GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans (in Dollars, with respect to Dollar Loans, or in the applicable Alternate Currency, with respect to Alternate Currency Loans), and the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered by Borrower to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

4.2 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance, incurrence or contribution toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d).

(b) If on any date any Group Member shall receive (X) Net Cash Proceeds from any Asset Sale (other than an Asset Sale resulting from the issuance by a Group Member of Capital Stock) or (Y) Net Cash Proceeds from any Recovery Event in excess of $5,000,000 during the term of this Agreement, then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d).

(c) If, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the Term Loans until paid in full, second, to prepayment of the Revolving Loans and Swingline Loans without permanently reducing the Revolving Commitments and third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent without permanently reducing the Revolving Commitment. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding anything to the contrary in Section 4.2 or 4.8, with respect to mandatory prepayments and the amount of any mandatory prepayment described in Section 4.2 that is allocated to Tranche B Term Loans (such amount, the “Tranche B Prepayment Amount”), the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in paragraph (d) above, on the date specified in Section 4.2 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit E, and shall include an offer by the Borrower to prepay the relevant Tranche B Term Loans of such Lender by an amount equal to the portion of the Tranche B Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B Term Loans. Each Tranche B Term Lender shall have 10 Business Days after the date of the Prepayment Option Notice (a “Mandatory Prepayment Date”) to elect, as more fully set forth in the Prepayment Option Notice as provided by the Administrative Agent, to receive or refuse such prepayment. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Tranche B Term Loans in respect of which such Tranche B Term Lenders have accepted prepayment as described above, (ii) the Borrower shall use an amount equal to the portion of the Tranche B Prepayment Amount not accepted by the relevant Tranche B Term Lenders to refinance or repay any Existing Valassis Indebtedness; provided, that in the event a Tranche B Term Lender does not return a completed Prepayment Option Notice accepting or declining (as the case may be) prepayment on or prior to the Mandatory Prepayment Date, then such Tranche B Term Lender shall either, as more fully set forth in the Prepayment Option Notice as provided by the Administrative Agent, not receive or receive (as the case may be) its pro rata share of the Tranche B Prepayment Amount.

4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto provided, further, that the Borrower shall not, at any time, be permitted to convert a Eurodollar Loan that is an Alternate Currency Loan into a Base Rate Loan. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso (i) such Eurodollar Loans that are Dollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period and (ii) such Eurodollar Loans that are Alternate Currency Loans shall be continued as Eurodollar Loans with an Interest Period of 1 month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e) In the event that the information contained in any financial statement or Compliance Certificate delivered pursuant to Section 7.2(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if Level I (as set forth in the Pricing Grid) were applicable for such Applicable Period, and (iii) the Borrower shall promptly deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Loans as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 6.5 of the Guarantee, Security and Collateral Agency Agreement. Further, in the event that, following delivery of a Compliance Certificate pursuant to Section 7.2(b), the Applicable Margin is inadvertently not increased on the relevant Adjustment Date to the extent required pursuant to the definition thereof, the Borrower shall deliver to the Administrative Agent, within five (5) Business Days after any Loan Party obtains knowledge thereof (whether by notice from any Agent or Lender or otherwise), full payment in respect of the accrued additional interest on the Loans as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 6.5 of the Guarantee, Security and Collateral Agency Agreement (it being understood that to the extent that the Applicable Margin is inadvertently not decreased on the relevant Adjustment Date to the extent required pursuant to the definition thereof, the Administrative Agent and the Lenders shall have no liability to any Loan Party to refund any excess interest above that to which such Persons otherwise were entitled unless the Borrower notifies the Administrative Agent of such matter within thirty (30) Business Days of the relevant Adjustment Date). It is understood that this Section 4.5(e) shall in no way limit the rights of the Agents and Lenders to exercise their rights under Section 4.5(c) or Section 9.

4.6 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that,

with respect to Base Rate Loans the rate of interest of which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice, promptly followed in writing, thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages, Delayed Draw Term Loan Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Subject to Section 4.2(e), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 4.2(e)). Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Delayed Draw Term Loans shall be made pro rata according to the Funded Delayed Draw Term Loan Percentages of the Delayed Draw Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. In addition to the rights described above, in the event that the Administrative Agent shall make available to the Borrower all or any portion of the Loans of any Lender on a Borrowing Date and such Lender shall fail to make available to the Administrative Agent a corresponding amount by 5:00 P.M. New York City time within one Business Day of such Borrowing Date, the Administrative Agent in its sole discretion shall be entitled to immediately, and without further action on part of such Lender, register a transfer of such Lender’s Loans to a replacement Lender, which shall be the Administrative Agent. The Administrative Agent agrees to purchase any such Loans at par and in accordance with Section 11.6 (other than the requirement for the signature of the defaulting Lender on the applicable Assignment and Assumption in connection with such transfer). In addition to any other remedies the Borrower or the Administrative Agent may have against such defaulting Lender, the Administrative Agent shall be entitled to recover from such defaulting Lender the difference (if positive) between par and the amount for which it is able to sell such purchased Loans in the secondary market. Nothing in this paragraph shall be deemed to limit the rights of the Borrower against any such Lender. Nothing herein shall relieve any Lender from its obligations hereunder or prejudice any rights the Borrower or the Administrative Agent may have against any Lender which fails to perform its obligations under this Agreement.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender in its commercially reasonable judgment deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Lender any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, no more than five (5) Business Days following the receipt by the Borrower of the certificate referenced in clause (c) of this Section 4.9. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 4.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of demonstrable error. The Borrower shall pay any such Lender the amount shown as due on any such certificate within five (5) Business Days after receipt thereof. Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than four months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such four-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replaced financial institution shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2, G-3 or G-4, respectively, with appropriate insertions as to date and principal amount.

4.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or fund an Alternate Currency Loan, each as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such, convert Base Rate Loans to Eurodollar Loans or fund an Alternate Currency Loan shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Secured Party that:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Valassis and its consolidated Subsidiaries as at December 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Valassis as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Valassis and its consolidated Subsidiaries as at September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Valassis and its Subsidiaries as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly the consolidated financial condition of Valassis and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Valassis and its Subsidiaries as at September 30, 2006, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Valassis and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph and the following paragraph (c). During the period from December 31, 2005 to and including the date hereof there has been no Disposition by Valassis or any of its Subsidiaries of any material part of their business or property, taken as a whole.

(c) The audited consolidated balance sheets of Target and its Subsidiaries as at September 25, 2004, September 24, 2005 and September 30, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, present fairly the consolidated financial condition of Target and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). During the period from September 24, 2005 to and including the date hereof there has been no Disposition by the Target or any of its Subsidiaries of any material part of their business or property, taken as a whole.

5.2 No Change. Since (a) September 30, 2006 with respect to the Target and (b) December 31, 2006 with respect to the Borrower and its Subsidiaries other than the Target, there has been no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in jurisdictions where the failure to be so qualified has not had and could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to consummate the Acquisition (in the case of the relevant Loan Parties) and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, to consummate the Acquisition (in the case of the relevant Loan Parties) and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, (ii) consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except where the failure to be so obtained or in effect could not reasonably be expected to have a Material Adverse Effect) and (iii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof and the consummation of the Acquisition will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Liens created on the Closing Date to secure the 6 5/8 Senior Notes and the Senior Convertible Notes).

5.6 Litigation. Except as described in reasonable detail on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, if not cured or adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations (other than for the Expected Existing Target Indebtedness Defaults) in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property (except for minor defects in title that could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property reasonably necessary for the conduct of its business as currently conducted. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower have actual knowledge of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10 Taxes. Except as provided on Schedule 5.10, each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than such amounts (a) that are not yet delinquent or (b) the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be).

5.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12 Labor Matters. Except as set forth on Schedule 5.12 and except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payments made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No prohibited transaction within the meaning of Sections 406 and 407 of ERISA or 4975(c) of the Code has occurred with respect to any Plan that could result in any material tax or liability to any Group Member or Commonly Controlled Entity. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No notice of intent to terminate a Single Employer Plan has been filed, the PBGC has not instituted proceedings to terminate a Single Employer Plan, and no event or condition has occurred that constitutes grounds under Section 4041(c) or 4042 for the termination of, or the appointment of a trustee to administer, a Single Employer Plan. No cessation of operations at a facility has occurred that could result in liability to any Group Member or Commonly Controlled Entity under ERISA Section 4062(e). No Group Member or Commonly Controlled Entity has incurred liability for excise taxes under Code Section 4971. No Group Member or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and no Group Member or any Commonly Controlled Entity could reasonably be expected to become subject to any material liability under ERISA if such Group Member or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. No Group Member or any Commonly Controlled Entity has withdrawn from a Single Employer Plan subject to ERISA Section 4063 in which it was a “substantial employer” within the meaning of Section 4001(a)(2) of ERISA, and no Group Member or Commonly Controlled Entity could reasonably be expected to become subject to any material liability under ERISA Section 4063 if it were to withdraw completely from all Single Employer Plans subject to Section 4063 in which such Group Member or any Commonly Controlled Entity was a “substantial employer”.

5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15 Subsidiaries.

(a) Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (i) Schedule 5.15(a) sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (ii) except as set forth in Schedule 5.15(a), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents and in connection with securing Borrower’s obligations under, and with respect to, the 6 5/8 Senior Notes and the Senior Convertible Notes.

(b) No Immaterial Subsidiary (i) owns any Capital Stock or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower, (ii) together with its respective Subsidiaries on a consolidated basis, during the twelve (12) months preceding the date of determination accounts for (or which may be attributed) $1,250,000 or less of the Consolidated EBITDA or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries or (iii) is otherwise necessary for the ongoing business operations of the Borrower and its Subsidiaries taken as a whole. The Immaterial Subsidiaries do not account (on a consolidated basis) for more than $10,000,000 of the Consolidated EBITDA or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries.

5.16 Use of Proceeds. The proceeds of the Tranche B Term Loans and a portion of the proceeds of the Revolving Loans on the Closing Date, if any, shall be used to refinance existing Indebtedness, to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Delayed Draw Term Loans shall be used for the refinancing of Indebtedness existing under one or both of the Senior Convertible Notes Indenture and the 6 5/8% Senior Notes Indenture. The remaining proceeds of the Revolving Loans, together with the proceeds of the Swingline Loans and the Letters of Credit, shall be used for general corporate purposes.

5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of any Group Member, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability of any Group Member under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge that any such notice will be received or is being threatened;

(c) to the knowledge of any Group Member, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability of any Group Member under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) to the knowledge of any Group Member, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability of any Group Member under Environmental Laws;

(f) to the knowledge of any Group Member, the Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no violation of Environmental Law with respect to the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18 Accuracy of Information, etc. No statement or information (excluding, subject to the second sentence of this Section, projections and estimates) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19 Security Documents. (a) The Guarantee, Security and Collateral Agency Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal and valid security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee, Security and Collateral Agency Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee, Security and Collateral Agency Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee, Security and Collateral Agency Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee, Security and Collateral Agency Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3, other than the Lien permitted pursuant to clauses (j) and (n) of such Section 8.3).

(b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal and valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject to Liens permitted by Sections 8.3(k) and 8.3(l). Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries.

(c) Each of the Control Agreements is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in each of the deposit accounts (other than payroll or benefit accounts) identified as such on Schedule 5.21(b).

5.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21 Deposit and Disbursement Accounts. As of the Closing Date, Schedule 5.21(a) lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts, and such Schedule 5.21(a) correctly identifies the name and address of each depository, the name in which the account is held, a brief description of the purpose of the account, and the complete account number therefor.

5.22 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, the Valassis Indenture Documents and the Target Note Purchase Documents, including any amendments, supplements or modifications with respect to any of the foregoing.

5.24 Foreign Assets Control Regulations. Neither the Borrower or, to the knowledge of Borrower, any Affiliate of Borrower, is, or will be after consummation of the transactions contemplated by the Loan Documents and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

5.25 Anti-Terrorism Laws.

(a) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Neither the Borrower nor, to the knowledge of the Borrower, any Affiliate or broker or other agent of Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

(c) Neither the Borrower nor, to the knowledge of the Borrower, any broker or other agent of Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6.

CONDITIONS PRECEDENT

6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a) Credit Agreement; Guarantee, Security and Collateral Agency Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee, Security and Collateral Agency Agreement, executed and delivered by the Borrower and each Guarantor, (iii) an Acknowledgment and Consent in the form attached to the Guarantee, Security and Collateral Agency Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) the Control Agreements, executed and delivered by the Collateral Agent, the applicable Loan Party and the applicable depository bank.

(b) Acquisition, etc. The following transactions shall have been or shall concurrently be consummated (unless otherwise consented to by the Joint Lead Arrangers):

(i) pursuant to the Acquisition Agreement, AcquisitionCo shall have acquired 100% of the issued and outstanding shares of Capital Stock of the Target, and the Target shall have merged with and into AcquisitionCo, with the Target being the surviving corporation (the “Acquisition”);

(ii) the Borrower shall have received or shall concurrently receive at least $540,000,000 in gross cash proceeds from the issuance of the Senior Notes; and

(iii) (i) The Administrative Agent shall have received or shall concurrently receive reasonably satisfactory evidence that other than Indebtedness permitted under Section 8.2, all of the Indebtedness of the Target and its Subsidiaries shall have been terminated and all amounts thereunder shall have been paid in full and (ii) reasonably satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the financial statements described in Section 5.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum (such receipt and judgment to be evidenced by such Lender’s execution of this Agreement).

(d) Approvals. All governmental and third party approvals (including, without limitation, material landlords’ consents, material customer supply agreements consents, Hart-Scott-Rodino clearance and other material consents) reasonably necessary in connection with the Acquisition and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Target and each of its Subsidiaries and Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Environmental Audit. The Administrative Agent shall have received an environmental audit with respect to the real properties of the Target, the Borrower and their respective Subsidiaries specified by the Administrative Agent.

(g) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) to the extent available a good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of McDermott Will & Emery LLP, counsel to the Borrower and the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent; and

(ii) the legal opinion of local counsel in each of, Maryland, Michigan, North Carolina, Kansas and Connecticut, and of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters related to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee, Security and Collateral Agency Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee, Security and Collateral Agency Agreement with a principal amount in excess of $1,000,000 endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(l) Mortgages, etc. (i) The Collateral Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Collateral Agent, the Collateral Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii) The Collateral Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Collateral Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein and those Liens referenced in Sections 8.3(k) and 8.3(l); (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) or 1992 ALTA Loan Policy (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Collateral Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent exercised in the Collateral Agent’s reasonable discretion). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If requested by the Collateral Agent, the Collateral Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer of the Borrower.

(n) Insurance. The Collateral Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee, Security and Collateral Agency Agreement.

6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent and each Lender (except for those documents or other information posted to an Intralinks website or otherwise delivered electronically to each Lender by the Borrower):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Documents delivered electronically shall be deemed to have been delivered on the date (i) on which the Borrower or any Loan Party posts such documents, or provides a link thereto on the Borrower’s or any Loan Party’s website on the Internet at the website address listed on Schedule 7.1; or (ii) on which such documents are posted on the Borrower’s or any Loan Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (X) the Borrower and each Loan Party shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower or such Loan Party to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (Y) the Borrower and each Loan Party shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

7.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender or, in the case of clause (h), to the relevant Lender (except for those documents or other information posted to an Intralinks website or otherwise delivered electronically to each Lender by the Borrower):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), to the extent not otherwise waived by the Joint Lead Arrangers in their sole discretion, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to any financial and/or accounting matters, including the Borrower’s noncompliance with any financial covenants set forth in this Agreement, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein (including, without limitation, Section 8.6(c), which shall include a reconciliation setting forth the applicable amount at the end of the prior fiscal quarter and increases and deductions permitted or required, as the case may be, as set forth therein) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a reasonably detailed consolidated budget presented quarterly for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto, collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if the Borrower is not then reporting companies under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) except with respect to the supplemental indentures to be executed and delivered on the Closing Date in connection with establishing Liens on the Collateral to secure the Existing Valassis Indebtedness, no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Valassis Indenture Documents, the Target Note Purchase Documents or the Acquisition Documentation;

(f) copies of all material notices, documents, certificates or demands in connection with the Existing Valassis Indebtedness and/or the Existing Target Indebtedness, either received by the Borrower or on its behalf, promptly after the receipt thereof, as the case may be;

(g) within 5 days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within 5 days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(h) within reasonable promptness, such additional financial and other information as any Lender may from time to time reasonably request.

7.3 Payment of Obligations. Except in respect of the Existing Target Indebtedness which obligations thereunder shall be paid and discharged in accordance with the time period set forth in Section 7.11, pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence (except as set forth in Section 7.12) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that (i) failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) a Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted.

7.5 Maintenance of Property; Insurance. (a) Keep all property materially useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and owning similar properties.

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and in material compliance with all applicable Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable notice and during normal business hours, permit representatives of any Lender upon reasonable prior notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, that such visits or inspections shall not occur more than once in any period of twelve (12) consecutive months, unless a Default or an Event of Default has occurred and is continuing.

7.7 Notices.

(a) Promptly give notice to the Administrative Agent and each Lender of:

(i) the occurrence of any Default or Event of Default;

(ii) any (A) default or event of default under any Contractual Obligation of any Group Member or (B) litigation, investigation or proceeding that exists at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(iii) any litigation or proceeding affecting any Group Member (A) in which the amount involved is $15,000,000 or more and not covered by insurance, (B) in which injunctive or similar relief is sought, and the granting of such relief could reasonably be expected to have a Material Adverse Effect or (C) which relates to the validity or enforceability of any Loan Document; and

(iv) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(b) As soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof, give notice to the Administrative Agent and each Lender of: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, or (iii) the assessment of excise taxes under Code Section 4971 or liability under ERISA Section 4062(e) against any Group Member or Commonly Controlled Entity.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth a reasonable description of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8 Environmental Laws. (a) Comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9 Interest Rate Protection. In the case of the Borrower, within 180 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 40% of Funded Debt (excluding Total Revolving Extensions of Credit) is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (c) or (d) below and any interest in real property, (y) any property subject to a Lien expressly permitted by Section 8.3(g), and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee, Security and Collateral Agency Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject only to the Liens set forth in Section 8.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee, Security and Collateral Agency Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

(b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g), and (y) real property acquired by any Excluded Foreign Subsidiary), within 90 days of such acquisition (unless such property has been sold during such period of time as permitted pursuant to a provision hereunder), (i) execute and deliver a first priority Mortgage (subject only to the Liens set forth in Sections 8.3(k) and 8.3(l)), in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee, Security and Collateral Agency Agreement as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to any of the Liens set forth in Sections 8.3(k) and 8.3(l)) in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital

Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) if such Subsidiary is not an Immaterial Subsidiary or a Foreign Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee, Security and Collateral Agency Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject only to the Liens set forth in Sections 8.3(k) and 8.3(l)) in the Collateral described in the Guarantee, Security and Collateral Agency Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee, Security and Collateral Agency Agreement or by law and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee, Security and Collateral Agency Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

7.11 Existing Target Indebtedness. To the extent not repaid in full on or prior to the Closing Date, repay in full the Existing Target Indebtedness by no later than (i) in the case of the 5.71% Series A Notes, the date that is 35 days after the Closing Date (the “5.71% Series A Termination Date”), and (ii) in the case of the Floating Rate Series B Notes, the date that is 5 Business Days after the Closing Date (the “Floating Series B Termination Date”).

7.12 Dissolution Subsidiaries. As soon as possible and in any event within ninety (90) days after the Closing Date (or by such later date as Administrative Agent shall consent to in its sole discretion), the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that each of the Immaterial Subsidiaries listed on Schedule 7.12 has either (a) wound up its affairs or dissolved itself or otherwise wound up its business, or (b) had its shares pledged to the Collateral Agent in accordance with the terms and conditions of this Agreement and the other Loan Documents.

7.13 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 8.

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1 Financial Condition Covenants. (a) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Senior Secured Leverage Ratio
June 30, 2007	4.25:1.00
September 30, 2007	4.25:1.00
December 31, 2007	4.00:1.00
March 31, 2008	4.00:1.00
June 30, 2008	4.00:1.00
September 30, 2008	4.00:1.00
December 31, 2008	3.75:1.00
March 31, 2009	3.75:1.00
June 30, 2009	3.75:1.00
September 30, 2009	3.75:1.00
December 31, 2009	3.50:1.00
March 31, 2010	3.50:1.00
June 30, 2010	3.50:1.00
September 30, 2010	3.50:1.00
December 31, 2010	3.50:1.00
March 31, 2011	3.50:1.00
June 30, 2011	3.50:1.00
September 30, 2011	3.50:1.00
December 31, 2011	3.50:1.00
March 31, 2012	3.50:1.00
June 30, 2012	3.50:1.00
September 30, 2012	3.50:1.00
December 31, 2012	3.50:1.00
March 31, 2013	3.50:1.00
June 30, 2013	3.50:1.00
September 30, 2013	3.50:1.00
December 31, 2013	3.50:1.00
March 31, 2014	3.50:1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
June 30, 2007	1.60:1.00
September 30, 2007	1.60:1.00
December 31, 2007	1.60:1.00
March 31, 2008	1.60:1.00
June 30, 2008	1.60:1.00
September 30, 2008	1.60:1.00
December 31, 2008	1.75:1.00
March 31, 2009	1.75:1.00
June 30, 2009	1.75:1.00
September 30, 2009	1.75:1.00
December 31, 2009	2.00:1.00
March 31, 2010	2.00:1.00
June 30, 2010	2.00:1.00
September 30, 2010	2.00:1.00
December 31, 2010	2.00:1.00
March 31, 2011	2.00:1.00
June 30, 2011	2.00:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00
December 31, 2012	2.00:1.00
March 31, 2013	2.00:1.00
June 30, 2013	2.00:1.00
September 30, 2013	2.00:1.00
December 31, 2013	2.00:1.00
March 31, 2014	2.00:1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending December 31, 2006, March 30, 2007, June 30, 2007 and September 30, 2007, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Loan Party, (ii) of any Loan Party to the Borrower or any other Loan Party, (iii) of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iv) subject to Section 8.8(h), of any Foreign Subsidiary to the Borrower or any other Loan Party;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Wholly Owned Guarantor and, subject to Section 8.8(h), of any Foreign Subsidiary;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof, without (i) increasing the principal amount or shortening the maturity or remaining weighted average life thereof, (ii) providing collateral security therefor, or (iii) otherwise refinancing, refunding, renewing or extending such Indebtedness on terms and conditions less favorable in any material respect to the Borrower and its Subsidiaries or to the rights or interests of the Agents and the Lenders;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(f) Redemption Indebtedness in an amount not to exceed $2,000,000 at any time outstanding;

(g) unsecured Indebtedness up to $150,000,000 in the aggregate at any one time outstanding (i) in order to consummate Permitted Acquisitions and/or (ii) assumed in connection with any Permitted Acquisition, in the case of this clause (ii) only, up to $50,000,000 in the aggregate at any one time outstanding, and in each case, subject to the additional limitations set forth in clause (iv) of the definition of “Permitted Acquisition”;

(h) Hedge Agreements permitted under Section 8.12;

(i) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding, and Guarantee Obligations of any Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of such Unsecured Debt;

(j) the Existing Valassis Indebtedness and any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the principal amount thereof shall not be increased, (ii) the maturity or mandatory redemption date of shall not be shortened, (iii) the material terms of any such refinancing, refunding, renewal or extension (and of any agreement entered into and of any instrument issued in connection therewith) shall be, when taken as a whole, no less favorable to the Borrower and its Subsidiaries or to the rights or interests of the Agents and the Lenders than the terms of the indebtedness being so refinanced, refunded, renewed or extended, and (iv) immediately before and immediately after giving pro forma effect to any such extension, refunding, refinancing or replacement, no Default or Event of Default shall have occurred and be continuing

(k) [Intentionally Deleted.]

(l) Indebtedness owed to any Person providing property, casualty or liability insurance to any Group Member (including any state insurance guarantee funds relating to any such insurance policy), so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(m) Indebtedness of the Borrower or any of its Subsidiaries not to exceed $1,000,000 at any time outstanding (except in the case of overdrafts caused by direct withdrawals by the U.S. Postal Service, in which case such Indebtedness shall not exceed $20,000,000 at any time outstanding; provided, that such Indebtedness is extinguished within five Business Days of incurrence) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(n) Indebtedness of the Borrower or any of its Subsidiaries (including, without limitation, letters of credit) in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts in the ordinary course of business;

(o) Indebtedness of the Borrower or any Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or Disposition of assets;

(p) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $300,000,000 at any one time outstanding, provided that such unsecured Indebtedness is applied to prepay the Loans pursuant to Section 4.2(a); and

(q) (i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $540,000,000 and (ii) Guarantee Obligations of any Subsidiary in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Notes.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfilled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within sixty (60) days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time;

(k) to the extent required by the Valassis Indenture Documents as in effect on the Closing Date, Liens securing the Existing Valassis Indebtedness (as permitted under Section 8.2(j)) on a pari passu basis with the Obligations;

(l) Liens securing the Existing Target Indebtedness (the “Existing Target Liens”); provided, that the Existing Target Liens will have been released by no later than (A) in the case of the 5.71% Series A Notes, the 5.71% Series A Termination Date, and (B) in the case of the Floating Rate Series B Notes, the Floating Series B Termination Date;

(m) customary set-off rights or similar rights and remedies of applicable depository banks to the extent permitted under the Control Agreements, if applicable;

(n) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the Business;

(o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.8;

(p) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 9; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $5,000,000 is deposited or delivered to secure any such judgment, decree or award or any appeal bond in respect thereof;

(q) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(r) any Lien existing on (i) any asset of any Person at the time such Person becomes a direct or indirect Subsidiary of the Borrower and (ii) any asset at the time of acquisition thereof by the Borrower or a Subsidiary and in each case not created in contemplation of such event;

(s) Liens on (i) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (ii) rights which may arise under state insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 8.2;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(u) Liens, other than the other Liens described in this Section 8.3, existing as of the date hereof and set forth on Schedule 8.3(u);

(v) Liens on the assets of an Excluded Foreign Subsidiary securing Indebtedness of such Excluded Foreign Subsidiary as permitted by Section 8.2; and

(w) Liens in favor of a Loan Party.

8.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Loan Party (provided that the Loan Party shall be the continuing or surviving corporation) or, subject to Section 8.8(h), with or into any Foreign Subsidiary; and

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.8;

(c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8; and

(d) transactions permitted under Section 8.6 shall be permitted;

(e) the Borrower may consummate Permitted Acquisitions;

(f) the relevant Loan Parties may consummate the Acquisition; and

(g) if necessary and subject to Section 8.5, any Immaterial Subsidiary or Foreign Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Loan Party;

(e) Disposition of any assets (other than in connection with a Reinvestment Event); provided that the aggregate fair market value of all property disposed of pursuant to this clause (e) does not exceed (x) $5,000,000 in the aggregate in any fiscal year of the Borrower plus the unused amounts under this clause (e) from the prior fiscal years or (y) $25,000,000 in the aggregate from and after the Closing Date;

(f) Disposition of machinery or equipment which will be replaced or upgraded with machinery or equipment put to a similar use and owned by such Person; provided that (i) such replacement or upgraded machinery and equipment is acquired within ninety (90) days after such disposition, (ii) the fair market value of all property disposed of pursuant to this clause (f) does not exceed $500,000 in the aggregate in any fiscal year of the Borrower and (iii) upon their acquisition, such replacement assets become subject to the Lien of the Collateral Agent under the Security Documents;

(g) Dispositions of machinery, equipment and interests in real property no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries that are Disposed of in the ordinary course of business (including owned real property acquired from lessors for the purpose of avoiding lease termination penalties, which is in the process of being sold (or was acquired for the purpose of resale) and which has been owned less than twelve (12) months from the date of such acquisition);

(h) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the Business;

(i) the sale or disposition of Cash Equivalents for fair market value;

(j) any sale and leaseback transaction not prohibited by Section 8.11;

(k) Disposition of defaulted receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction; and

(l) Disposition of other property not otherwise permitted by clauses (a) through (k) above; provided that (i) the property disposed of pursuant to this clause (l) is disposed of for cash or Cash Equivalents and for at least the fair market value thereof, (ii) the fair market value of all property disposed of pursuant to this clause (l) on or after the Closing Date does not exceed $250,000,000 in the aggregate and (iii) the Net Cash Proceeds of such Asset Sales are applied in accordance with Section 4.2(b).

8.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Loan Party;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c) the payment of any dividend within ninety (90) days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(d) repurchases by a Group Member of the Capital Stock of such Group Member from officers, directors and employees of such Group Member or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of the Group Member;

(e) repurchases of the Capital Stock of a Group Member deemed to occur upon (i) the exercise of stock options or warrants or (ii) the grant, award or vesting of Capital Stock, in each case, if such Capital Stock represents all or a portion of the exercise price thereof or tax payment with respect thereto;

(f) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of a Group Member;

(g) so long as no Default or Event of Default exist immediately prior and after giving effect thereto, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of any Group Member, provided, that the aggregate amount of payments (in cash or in the form of Redemption Indebtedness) under this clause (g) after the date hereof (net of any proceeds received by the Borrower and contributed to the Subsidiaries after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 during any fiscal year of the Borrower plus the unused amount (not to exceed $1,000,000) available for redemptions under this Section 8.6(g) for any preceding year; and

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result after giving pro form effect to such Restricted Payment, the Borrower may redeem the Existing Valassis Indebtedness;

(i) the Borrower may (i) pay dividends to its equity holders, (ii) purchase or redeem Capital Stock of any Group Member and (iii) make payments on account of any Permitted Joint Venture (in addition to, and not in limitation of, such Investments permitted under Section 8.8(n)) in an aggregate amount not to exceed $25,000,000; provided that (i) on an annual basis commencing with the fiscal year ending December 31, 2007, the Borrower may increase such amount with respect to the foregoing clauses (i), (ii) and (iii) by 50% of Consolidated Net Income determined as of the last day of the most recently ended fiscal year minus amounts expended by the Borrower to pay dividends to its equity holders, purchase or redeem Capital Stock of any Group Member and make payments on account of any Permitted Joint Venture during such fiscal year and (ii) no Default or Event of Default shall have occurred and be continuing or would result after giving pro form effect to such Restricted Payment;

(j) the purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement of any Unsecured Debt either (i) solely in exchange for shares of Capital Stock of the Borrower, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of (A) shares of Capital Stock of the Borrower or (B) Indebtedness permitted under Section 8.2(d); and

(k) payments or distributions to stockholders of the Borrower or the Target pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets permitted under this Agreement.

8.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount and (b) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding the amount identified in the table set forth below for the applicable fiscal year:

Fiscal Year Ending	Maximum Capital Expenditures
December 31, 2007	$75,000,000
December 31, 2008 and each fiscal year thereafter	$50,000,000

provided, that (i) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (b) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above.

8.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed (i) $5,000,000 at any one time outstanding during the period from the Closing Date through the first anniversary of the Closing Date and (ii) $2,500,000 at any one time outstanding after the first anniversary of the Closing Date;

(e) the Acquisition;

(f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Loan Party;

(h) intercompany Investments by the Borrower or any of its Subsidiaries in any Person, that, prior to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed, together with any Investment pursuant to paragraph (i) of this Section that results in the creation or acquisition of a Foreign Subsidiary or the acquisition of assets of a Foreign Subsidiary or any Investment in the Capital Stock of any Person which is incorporated outside the United States of America, $10,000,000 at any time outstanding; provided, that the original amount of any such Investment will be deemed reduced by any permanent return of principal or equity thereon up to, but not exceeding the original amount of such Investment; provided, further, that the Borrower will provide to the Administrative Agent calculations upon which the deemed reduction is based, accompanied by a certificate of a Responsible Officer stating that such calculations are based on reasonable estimates, information and assumptions, as of the time such calculations are provided, and that such Responsible Officer has no reason to believe, as of the delivery of the calculations, that such calculations are incorrect or misleading in any material respect;

(i) Investments made by the Borrower or any of its Subsidiaries for the purpose of consummating Permitted Acquisitions;

(j) Investments existing as of the Closing Date and set forth on Schedule 8.8, as such Investments may be amended, restated, modified, renewed, refunded, replaced or refinanced, whether or not with the same party (including, without limitation, by means of sales of debt securities to institutional investors) in whole or in part from time to time;

(k) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(l) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(n) in addition to Investments otherwise expressly permitted by this Section, together with any Investment in Permitted Joint Ventures in accordance with the limitations set forth in Section 8.6(i), Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $75,000,000 during the term of this Agreement;

(o) Investments made by the Borrower or any of its Subsidiaries in order to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower to the extent permitted under Section 8.6; and

(p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.

8.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any payments (other than regularly scheduled payments of principal and interest) under the Valassis Indenture Documents except to the extent permitted by Section 8.6(h), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Valassis Indenture Documents or the Target Note Purchase Documents (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a material consent fee or could not otherwise be reasonably expected to have a Material Adverse Effect), (c) redeem, retire, defease, purchase or otherwise acquire the Existing Valassis Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except to the extent permitted by Section 8.6(h), (d) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock of the Borrower or any of its Subsidiaries (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a material consent fee); or (e) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents or the Valassis Indenture Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Valassis Indenture Documents or the Target Note Purchase Documents, as the case may be.

8.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Loan Party) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) a transaction identified on Schedule 8.10.

8.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless the Net Cash Proceeds received by any Group Member pursuant to such an arrangement are contemporaneously used to prepay the Loans pursuant to Section 4.2(b).

8.12 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired (other than with respect to the Valassis Indenture Documents and the Target Note Purchase Documents until the Existing Target Indebtedness is repaid in full pursuant to Section 7.11), to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents, (b) pursuant to any applicable Requirement of Law and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or entered into in connection with any Lien permitted under Section 8.3 (in which case, any prohibition or limitation shall only be effective against the assets subject to such permitted Lien (or proceeds thereof)).

8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) customary restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted under Section 8.5, (iii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (iv) agreements existing as of the date hereof in the manner such agreements are in effect on the date hereof; (v) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and (vi) any restrictions pursuant to agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or entered into in connection with any Lien permitted under Section 8.3 (in which case, any such restriction shall only be effective against the assets financed by such purchase money Liens or Capital Lease Obligations or subject to such permitted Lien (or proceeds thereof)).

8.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for a Permitted Business (as determined in good faith by the Board of Directors of the Borrower).

8.17 Amendments to Material Contracts and Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of Acquisition Agreement in a manner adverse to the Lead Arrangers or the Lenders without the prior written consent of each Lead Arranger and the Administrative Agent or (b) otherwise amend, supplement or otherwise modify the terms and conditions of any Material Contract or the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within 5 days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7, Section 7.11 or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee, Security and Collateral Agency Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of or interest on any Indebtedness for borrowed money (including any Guarantee Obligation or Hedge Agreement (other than a Specified Hedge Agreement), but excluding the Loans) on the scheduled or original due date with respect thereto and such default continues beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; and provided, further, a default, event or condition described in clause (i), (ii) or (iii) or this paragraph (e) with respect to the Existing Target Indebtedness shall not constitute a Default or an Event of Default under the Agreement solely to the extent such default, event or condition occurs during the period commencing on the Closing Date and ending on the 5.71% Series A Termination Date (in the case of the 5.71% Series A Notes) and the Floating Series B Termination Date (in the case of the Floating Series B Notes), as applicable; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any Group Member or any Commonly Controlled Entity shall, in the reasonable opinion of the Required Lenders is likely to incur any liability under ERISA Section 4062(e) or any liability in connection with a withdrawal from a Single Employer Plan subject to Section 4063 of ERISA at a time when the Group Member or Commonly Controlled Entity is a “substantial employer” within the meaning of ERISA Section 4001(a)(2), (vii) any Group Member or Commonly Controlled Entity has incurred liability for excise taxes under Code Section 4971, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect or result in a Lien; or

(h) one or more final judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company does not dispute coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) the guarantee contained in Section 2 of the Guarantee, Security and Collateral Agency Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Valassis; (ii) the board of directors of Valassis shall cease to consist of a majority of Continuing Directors; or (iii) Valassis shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of AcquisitionCo (prior to giving effect to the Acquisition) and the Target (after giving effect to the Acquisition) free and clear of all Liens (except Liens created by the Guarantee, Security and Collateral Agency Agreement); or

(l) any Unsecured Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Borrower Credit Agreement Obligations or the obligations of the Guarantors under the Guarantee, Security and Collateral Agency Agreement, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Unsecured Debt shall so assert in writing; or

(m) any Group Member (i) defaults in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment due on early termination of, any Specified Hedge Agreement, in each case beyond the period of grace, if any, provided in such Specified Hedge Agreement; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Specified Hedge Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, after the giving of notice if required or the elapse of any grace period, a liquidation, acceleration or early termination of such Specified Hedge Agreement; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (n) shall have occurred and be continuing under Specified Hedge Agreements which have an outstanding principal amount of Indebtedness thereunder which exceeds $5,000,000;

(n) any “event of default” as defined in the Valassis Indenture Documents shall have occurred and be continuing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments and the Delayed Draw Term Commitments to be terminated forthwith, whereupon the Revolving Commitments and the Delayed Draw Term Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and the Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and the Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.

THE AGENTS

10.1 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonably out-of-pocket costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Any resignation of BSCL as the Administrative Agent pursuant to this Section shall also constitute the resignation of BSCL or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s and Collateral Agent’s resignations shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11 The Joint Lead Arrangers. The Joint Lead Arrangers, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 11.

MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee, Security and Collateral Agency Agreement, in each case without the written consent of all Lenders;

(iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility;

(v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby;

(vi) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility;

(vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby;

(ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender;

(x) amend, modify or waive any provision of Sections 3.7 to 3.15 without the written consent of the Issuing Lender; or

(xi) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Obligations,” or “Borrower Hedge Agreement Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Majority Facility Lenders under each Facility (other than the Revolving Facility) or otherwise to share ratably with or with preference to the Revolving Extensions of Credit without the consent of the Majority Facility Lenders under the Revolving Facility.

In addition, notwithstanding the foregoing, (a) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Tranche B Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans (“Refinanced Tranche B Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Tranche B Term Loans”), provided that (i) the aggregate principal amount of such Replacement Tranche B Term Loans shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (ii) the Applicable Margin for such Replacement Tranche B Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B Term Loans, (iii) the weighted average life to maturity of such Replacement Tranche B Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Tranche B Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement

Tranche B Term Loans than, those applicable to such Refinanced Tranche B Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche B Term Loans in effect immediately prior to such refinancing; and (b) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Delayed Draw Term Loans (as defined below) to permit the refinancing of all outstanding Delayed Draw Term Loans (“Refinanced Delayed Draw Term Loans”) with a replacement “delayed draw” term loan hereunder (“Replacement Delayed Draw Term Loans”), provided that (i) the aggregate principal amount of such Replacement Delayed Draw Term Loans shall not exceed the aggregate principal amount of such Refinanced Delayed Draw Term Loans, (ii) the Applicable Margin for such Replacement Delayed Draw Term Loans shall not be higher than the Applicable Margin for such Refinanced Delayed Draw Term Loans, (iii) the weighted average life to maturity of such Replacement Delayed Draw Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Delayed Draw Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Delayed Draw Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Delayed Draw Term Loans than, those applicable to such Refinanced Delayed Draw Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Delayed Draw Term Loans in effect immediately prior to such refinancing.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of more than the Required Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then either (x) the Administrative Agent or (y) a Person reasonably acceptable to the Administrative Agent who shall provide its consent to the proposed amendment, modification, waiver or termination in question, shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent's request, sell and assign to the Administrative Agent or such Person, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption; provided that the Administrative Agent is not the Non-Consenting Lender whose Loans are being assigned. The Borrower shall be liable to such Non-Consenting Lender under Section 4.11 if any Eurodollar Loan owing to such Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Valassis Communications, Inc. 19975 Victor Parkway Livonia, Michigan 48152 Attention: Mr. Robert Recchia Telecopy: (734) 462-2513 Telephone: (734) 591-4900

with a copy to:	McDermott Will & Emery 340 Madison Avenue New York, NY 10173-1922 Attention: Amy S. Leder, Esq. Telecopy: (212) 547-5444 Telephone: (212) 547-5514

The Administrative Agent:	Bear Stearns Corporate Lending, Inc. 383 Madison Avenue New York, New York 10179 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attention: Leslie A. Plaskon, Esq. Telecopy: (212) 319-4090 Telephone: (212) 318-6000

The Syndication Agent:	Bank of America, N.A. 231 South LaSalle Street Chicago, Illinois 60604 Attention: Daniel R. Petrik Telecopy: (312) 828-7393 Telephone: (312) 828-8160

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, until all Loans, Borrower Credit Agreement Obligations and Borrower Hedge Agreement Obligations have been indefeasibly satisfied and paid in full.

11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent and the Lenders for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one outside counsel to the Agents and Lenders (provided that, in the event of a conflict of interest with such counsel, the Agents and the Lenders shall be entitled to engage additional counsel at their choosing) and local counsel as required by the Agents, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one outside counsel to the Agents and the Lenders (provided that, in the event of a conflict of interest with such counsel, the Agents and the Lenders shall be entitled to engage additional counsel at their choosing), (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonably out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the out-of-pocket reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing (including the foregoing proviso), and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause their Subsidiaries not to assert, and hereby waive and agree to cause their Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and

(C) in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Lender to a related CLO (as defined below) managed or administered by such Lender or an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) with respect to any Lender, a CLO managed or administered by such Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in

Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at the address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding and (iii) the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid or secured in the manner provided in such Specified Hedge Agreements or by a collateral arrangement satisfactory to the relevant Qualified Counterparties in their sole discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates on a confidential basis, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Barry P. Hoffman
Name:	Barry P. Hoffman
Title:	Executive Vice President

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Authorized Agent

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jeffrey H. Dronan
Name:	Jeffrey H. Dronan
Title:	Principal

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as Collateral Agent and as a Lender

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Authorized Agent

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Daniel R. Petrik
Name:	Daniel R. Petrik
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and as a Lender

By:	/s/ Vincent Fitzgerald
Name:	Vincent Fitzgerald
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Documentation Agent and as a Lender

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent and as a Lender

By:	/s/ Karl Kieffer
Name:	Karl Kieffer
Title:	Duly Authorized Signatory

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Isabel S. Zeissig
Name:	Isabel S. Zeissig
Title:	Vice President

By:	/s/ Charles W. Polet
Name:	Charles W. Polet
Title:	Assistant Treasurer

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Hans Jung
Name:	Hans Jung
Title:	Vice President

FIFTH THIRD BANK, A MICHIGAN BANKING CORPORATION, as a Lender

By:	/s/ Brian Jelinski
Name:	Brian Jelinski
Title:	Officer